                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 26, 2003
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

                DELAWARE                                 13-0853260
   -----------------------------------          -----------------------------
      (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
            OF INCORPORATION)                      IDENTIFICATION NUMBER)

             115 RIVER ROAD
          EDGEWATER, NEW JERSEY                             07020
   -----------------------------------                 --------------
          (ADDRESS OF PRINCIPAL                          (ZIP CODE)
           EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9.  REGULATION FD DISCLOSURE.

         Hanover Direct, Inc. (the "Company") held a conference call on Wednesday, March 26, 2003 at 10:00 a.m. Eastern Time to review the Fiscal 2002 operating results with participants. The following is an unofficial transcript of the conference call:



OPERATOR:           Good morning and welcome to the Hanover Direct fiscal 2002 full year results conference call. At this time all participants have been placed on a listen only mode and the floor will be open for questions and comments following the presentation. It is now my pleasure to introduce your host
                    Mr. Ed Lambert. Sir you may begin.

ED LAMBERT:         Thank you very much Stephanie and I'd like to welcome you
                    all this morning to the conference call related to our Fiscal Year 2002 results. I'm very happy to share these results with you. But before we begin I would like to ask
                    Sarah Hewitt, our counsel from the firm of Brown Raysman, to read the language governing the content of this call.

SARAH HEWITT:       Thank you, Ed. In a few moments, Tom Shull, the Company's
                    Chief Executive Officer, and ED LAMBERT, the Company's Chief
                    Financial Officer, will discuss the Company's fiscal 2002 full year operating results and ongoing restructuring activities and answer any questions you may have.

                    Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements.

                    Additional information that could cause actual results to differ materially is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002, filed with the SEC yesterday, which may be obtained from the public reference facilities maintained by the SEC in Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, Illinois, or from the SEC's Web site located at www.sec.gov, as well as from the offices of the American Stock Exchange here in New York City.

                    Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions, including regulations such as Regulation FD, Company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand.

                    Ed?

ED LAMBERT:         Thank you very much, Sarah. Again, I'm ED LAMBERT, the Chief
                    Financial Officer of Hanover Direct, and I'm joined by Tom
                    Shull, the Chairman and Chief Executive Officer.

TOM SHULL:          Good Morning.

ED LAMBERT:         What Tom and I would like to cover is four brief points and then we'll turn it over to the Q&A session, and address your questions.

                    We'd first like to give a summary of some of the financial highlights from Fiscal 2002. We'd like to secondly touch on some guidance with regards to EBITDA for the coming year. We would like to also give you an update with regards to the strategic position for the Company. And last we want to bring your attention to a new investor relations Web site that will be going up for the Company later this day.

                    First with regards to the results from Fiscal 2002, we're very happy to share with you improved operating results by $23.6 million over 2001 and, if you look over the two year period in which we've been engaged in this strategic business realignment program, we have improved operating results by $70.2 million between 2002 and fiscal year 2000. So we have demonstrated some very significant dramatic turnaround in operating results over the two-year period and that flows directly from the restructuring underway. If you look at the operating results for 2002, we achieved near break-even results despite what we would all acknowledge is a very soft economic climate, and despite absorbing $4.4 million of special charges related to the restructuring and $3.5 million in litigation costs that are not directly related to the business going forward.

                    From an EBITDA standpoint, back in November, we'd given you a guidance of $7 million of EBITDA for `02 off our original plan of $9 million due to the cost of, and related to, the restructuring and integration of The Company Store and Domestications divisions. We're happy to report that we have come in as forecast at $7.1 million in terms of, in EBITDA, and EBITDA as measured by our debt covenants. In our 10-K, as well as in our press release, for the benefit of the shareholders, we have also included a discussion of comparative EBITDA, meaning, EBITDA if you were to exclude certain gains and charges that occurred over the last two years, to again, I think, more fairly represent the scope and impact of the restructuring that has taken place. If you take the EBITDA as defined for the debt covenants, back out the gains on sale, because you recall in fiscal year 2001 we sold the Improvements division as well as the Kindig Lane facility, if you were to add back special charges in inventory right now, and also add back unusual litigation that has occurred, again this is litigation that is unrelated to the business going forward, you will see that our EBITDA on this basis would have been $14.5 million for Fiscal Year 2002, as compared to a loss of $3.4 million for Fiscal Year 2001, and a loss of almost $30 million in Fiscal Year 2000. So over the course of two years, you've seen a swing of $44 million in

                    EBITDA and in terms of over last year, an improvement of over $17 million.

                    On a sales basis during the same period, sales have declined. This is related to the following three things. First of all there is the sale of the Improvements division, so it's the loss of that. And, for example, if you look at our continuing basis, the sales for last year, once you exclude the sales from the Improvements division, declined $34.1 million or 6.9% from 2001 to 2002. But secondly, during the same time period, as part of this restructuring, we have significantly cut back on circulation that we deemed to be unprofitable circulation. This is a very different direction in the Company from two years ago in terms of how to obtain revenues. As a result, during 2002, circulation declined 9%. So almost all of the decline in continuing revenues is attributable to this drop in circulation that is central to our business strategy of focusing on profitable circulation.

                    The third component at the same time, as we have seen through last year, is the shift in terms of catalog sales being soft and I think that's reflective of the overall economic climate, but strong growth in internet sales. We are very happy to see that internet sales, meaning net sales with postage and handling, for 2001 through the internet, reached $87.3 million, an increase of 30% over 2001. And as of the end of 2002, we've reached the threshold where internet sales are 20% of the combined catalog and internet sales. And we see this trend continuing in 2003.

                    Highlights in terms of the rest of the P&L, and this is reflected in our comment about reducing unprofitable circulation, selling expenses, which are also largely driven by catalog costs have been reduced from 26.5% of revenues to 23% of revenues. G&A expenses have decreased significantly, and we've also made changes in the Company's change of control plans to further reduce the costs of that. So overall we are very, very happy with the strong operating results we see in 2002. With regard to our guidance going forward, we had shared with you in November a plan for 2003 EBITDA, and that's EBITDA as defined for debt covenants, of $14 million, just under $14.1. We believe that even in the light of, if you look at our comparative EBITDA of last year of $14, we think $14 is a good plan, a conservative plan, and we are confident in that number for 2003. We don't want to be more aggressive than that, particularly in light of what is a very soft economic climate, and conflict abroad. So we will stick to the guidance of $14 million of EBITDA for Fiscal 2003.

                    And also in November, we had shared with you, we were looking at the disposition of some of our non-core divisions. And by that our core divisions are The Company Store and Domestications, essentially our home-core business. We had considered the disposition of Gump's and International Male, and wanted to look at them in light of the G&A, excuse me, the merger and acquisition environment. Given that the merger and acquisition environment is still very soft, we do not think we would serve our shareholders' interest well to actively market those divisions, so we will not be actively marketing those divisions. We will, of course, be entertaining any discussions from a strategic buyer that would be interested in those divisions in such a way that would obviously serve our shareholders' interest. We want to be very clear that we are not actively marketing those divisions.

                    This is also reinforced in the 8-K that we distributed in November where we stated that as a result of this, it is highly unlikely that we will be redeeming the Series B Preferred shares. If you recall in that 8-K, there's a threshold of 50% redemption in summer of this year, and then the full Series B Preferred Stock is due for redemption in 2005. But as we stated in that 8-K, we will continue to serve the interests of our shareholders and our venders and that comes first. And it's also important to point out that the accretion on the Series B caps; it does not accrete further beyond the summer of 2005.

                    I would also like to bring your attention to our fourth point. In the interest of greatly upgrading the type of information that's available to our investors and shareholders on the Company, we will be launching later on today a new investor relations web site. I think you will find it much more informative than the limited information that's currently available. You will find it easy to be able to find not only information about the Company, but also download current filings, current press releases, be able to also address your questions to the Company as well.

                    So those are the four points that I wish to cover. Again, in sum, we're very, very pleased with the 2002 results. We think we have a strong base going forward for the Company. And, Tom, unless you have any comments, we would now open the floor to questions from those on the call.

OPERATOR:           Thank you. The floor is now open for questions. If you do
                    have a question or a comment, please press number 1, followed by 4 on your touchtone telephone at this time. If at any point, your question has been answered, you may remove yourself from the queue by pressing the pound key.
                    Questions will be taken in the order they are received. And we do ask that while posing your question, to please pick up your handset to ensure proper sound quality. Please hold the line while we pole for questions.

                    The first question is coming from Christopher Pannarel. Sir, please pose your question.



CHRISTOPHER         Hi guys, let me first say that, under some very difficult
PANNAREL:           circumstances, the turnaround you've enacted is really
                    impressive.

ED LAMBERT:         Thank you, good morning.

TOM SHULL:          Good morning.

CHRISTOPHER         That being said, I represent a rather large group of
PANNAREL:           shareholders that has been invested for about 10 years, and, as great as the turnaround has been, we are sitting with a 20 cent stock that has been sitting there for quite a while and its clear, based on what you guys have illustrated, that you guys are not going to be able to grow out of the Preferred B and that asset sales don't seem to be readily coming down the pipe because of the M&A environment. So my question is, where do you see this company going forward a year or two down the line?

TOM SHULL:          Right. This is Tom Shull. I, you know, we have to be patient is what I would say, because we clearly recognize, collectively, that is the Company and the shareholders, that the Preferred B is an overhang on the common stock and its value. What we need to do is to create as much value as we can. And, you know, at some point, if the M&A market gets stronger, we would reconsider our position in terms of selling out. But the good news is the accretion does cap in the summer of 2005. And, at that time, we can begin to create significant value for the common shareholders. All of the value that we create at that point would go to the common shareholders. So we're in an uncomfortable position in terms of what certainly current management inherited in terms of the balance sheet as a result of, you know, putting the Preferred on the balance sheet. We didn't have, as I understand it, a lot of options at the time in the summer of 2000. So it wasn't as if the Company had other financial options to restructure its debt in its position. But, we inherited it, and we have to deal with it, and, for the moment, given the softness in the economy and also the war abroad, I don't see the M&A market coming back strong until at least this summer, and, at that point, certainly we will revisit our position as it relates to selling assets, recognizing that, you know, when we do sell assets, a lot of that value does go to the Preferred, the way that Preferred redemption is set up. So what we don't want to do is sell assets cheaply, because then, clearly, there's a value taken away from the common shares as we try to redeem the Preferred. So that's the dilemma that we face.

                    We, in terms of your comment about growth, with our strategy to focus on the internet, recognizing that last year we enjoyed a 30% growth on the internet, it's now 20% of sales as Ed mentioned, we expect that growth to continue at an accelerated rate, particularly given our partnerships with Amazon and other affiliates as well as an emphasis that Mike Contino is placing on our search engine capability, collaborative filtering, restricting the content of our web sites so that they're more web friendly. Right now, as you know, many of our sites are more, are there more to please or entice the catalog shopper. We're going to be changing that going forward. So we see a significant opportunity to increase sales on the internet side which we're going to pursue very aggressively.


                    So I hope I've answered your question. I wish I had better news. I guess the best news is that, in 2005, the accretion on the Preferred ends and all the value at that point forward would ensure to the common shareholders.

CHRISTOPHER         OK, yeah that I do understand. Just one question. Is there
PANNAREL:           enough liquidity to make it to 2005?

ED LAMBERT:         Yeah. This is Ed. Let me point out that we have a good
                    relationship with our banks and this is one of the things that we point out in our 10-K. We believe that we have adequate liquidity going forward.

CHRISTOPHER         OK.  Thanks guys.
PANNAREL:

OPERATOR:           We have a question coming from David Smith of Smith Capital.
                    Sir, please pose your question.

DAVID SMITH:        Good afternoon, or good morning.

TOM SHULL:          Good morning, David.

DAVID SMITH:        Yeah well I, I guess our patience with, maybe not
                    necessarily the action but the attitude may be changing here. You know, I see a number of catalogs selling at fairly high multiples. I see your people talking about having 25, 30% growth at IM. Wonderful internet penetration in Silhouettes, and you didn't mention Silhouettes as a potential sales candidate. You know we're just sitting here hanging on, watching this accretion go on without any hope.
                    I mean, you know, you might just say you're actually trying to sell some of these things, that might give us some sort of hope.

TOM SHULL:          Well. . .

DAVID SMITH:        You know it's just, we're starting to get to a point where, you know, blaming it on the economy and the war, and then saying $14 million in EBITDA for next year, but you're going to grow your internet, you're, you know, you're growing your internet 20 to 30%, which is a 30% EBITDA. I mean, you're not giving the shareholder outside any hope and as soon as you say, well uh, you know, $150 million we can go to that point, the good news is that in 21/2years you guys get some value. I mean, I just think that, it may not be the best of times, but it certainly doesn't show the shareholders anything other than, hey, business as usual. Can you comment on that or is there something I'm missing?

ED LAMBERT:         Yeah. Let me address a couple of the points if I may. First with regards to the environment for catalogs in general.
                    Frankly, there aren't a lot of transactions out there that have taken place with attractive multiples. In fact, what you've seen recently, a lot of Chapter 11 filings related to catalogs are going to be dragging down those values. So I would, I think, offer a different interpretation than you with regards to the values of those assets.

                    And we don't think we'll serve the shareholders best by doing a fire sale of divisions where we see in those divisions improving performance and we believe, in the future, will be a much better environment, get a higher multiple, and frankly we think that that increased value over time, that's going to be increasing faster than the accretion on the Preferred which again does end. And we are not blaming the economy or the war or anything. We just have what we believe is a prudent plan for next year. We are continuing to, you know, push all levers that we can to increase profitability, and we will be increasing profitability for this company going forward.


TOM SHULL:          The average multiples - this is Tom again - the average
                    multiple on the recent sales, we had Houlihan Lokey take a look at that and the average was in the six range, six multiple. There were sales as low as 4.3 times EBITDA. As you know, our sale of Improvements was a 16.4 multiple of EBITDA, by far, by far the largest, even compared to Lands
                    End in its sale to Sears. The dilemma we face here is as we, hopefully build to, a number, you know, in the $25, $30 million of EBITDA over the course of the next few years, we, you know, even if you take that multiple, I mean, if you take today's multiple against that EBITDA, you're not, you know, you're not going to be able to provide a significant recovery to the common shareholders. That's the dilemma. And
                    I don't, I share your patience believe me. I, we are actively pursuing discussions with many parties on a lot of fronts. We just don't think at this time, to announce sale of assets, it looks like we're in a weak position which we're not, because we're building significant value. We've had expressions of interest for all of those titles, none of which yielded values anywhere close to what Lands End, for example, received, or we received for Improvements. Not even close. I mean, levels half of that, in terms of multiples of EBITDA. And so, it just, it became a distraction for us to continue to have discussions that lead to very disappointing expressions of interest and we don't see at this point, given the M&A market, we've talked to lots of investment bankers . . . their advice to us, very clearly, is to hold off until a) we continue to strengthen our balance sheet and P&L and b) the M&A market recovers. So we're not doing this in a vacuum. We're getting advice from a number of reputable
                    M&A firms, all of which, by the way, could take a large fee.
                    They're recommending they don't even want to take it because they don't even want to join us in partnership because they don't believe it would be fruitful for them or for us.

DAVID SMITH:        But the other side of that is, as you know, then you say
                    we'll we're going to have an EBITDA which is $500,000 less than this year's under trying conditions. I mean, you know, its just like, OK, we're going to sell assets that looks like the operating business of the company is flat so we're just going to go forward.

TOM SHULL:          What would you recommend we do to stimulate the economy
                    John? I'd be happy to try to help people out there become less worried. We've got, I don't know if you saw in the paper today, it's the worst consumer confidence level in 10 years. I certainly haven't seen anything like this since my days at Macy's when, you know, the reason Macy's went into bankruptcy was because of a downturn in consumer confidence in the 1991-92 timeframe. And that's precisely what we're up against. We're up against that kind of economy and then, coupled with a war abroad. And unfortunately for our situation, a preferred accretion on our balance sheet that we have to, we can't do much about. We've tried to negotiate with Richemont as you well know from the 8-K that we released to give them assets in exchange for Preferred, obviously at a reduction to what the Preferred is worth, but they're not willing to entertain offers it appears at any level. We did not receive any word back from them. They just, basically said they weren't interested.

DAVID SMITH:        I'm just trying to reconcile the fact that the operating
                    performance and the internet penetration is on track, it seem to me even flat sales would yield a higher EBITDA?
                    That's...

TOM SHULL:          Well we're not saying that sales on the catalog side are
                    going to be flat. They're going to continue to decline, although more modestly than last year, they are going to continue to decline and that's something that we're faced with in terms of the consumer confidence level. When we do prospecting now, and when we look to our thirteen month plus customer response, it is far shorter than what it was two years ago. And that's where the real challenge is. And as you know, prospecting is a measure of the strength of the economy and there's such a wide departure between the response and prospecting, and again the thirteen month plus file versus the twelve months file that we're faced with a situation where we can't build the list at a rate that we have historically. And I think, it's fair to say all catalog companies are facing that same problem. Particularly as companies continue to disappear from the landscape. Whether we're talking Fingerhut, or Spiegel, or any number of other major competitors, they looked much stronger going into this economy than we were and they didn't emerge. We have overcome major lack of performance, in particular, the year
                    2000, and, frankly, 1999 as well, at a time when those companies were performing very well. Look at Fingerhut in 1999, and Spiegel in 1999 and 2000. So they have not yet, they have not been able to survive this economic downturn.

ED LAMBERT:         I'd also like to point out that the guidance we've given is consistent with the guidance we gave back in November. The position at that time is conservative, and we continue to believe it still is prudent and conservative. In particular, in today's disclosure environment, I don't think it serves your interest very well for us to be aggressive in terms of what we're forecasting. As Tom said, we are pushing on all fronts in terms of pushing the EBITDA on the operating performance with this Company. We remain dedicated to that.
                    We dedicate a lot of energy and effort toward that goal. But
                    I think it is prudent for us to stick to our original guidance for this year particularly in the light of the overall climate.

DAVID SMITH:        I don't disagree with that. I don't have an issue with it. I think everybody just tends to get a little frustrated.

TOM SHULL:          David. I'm sorry. I apologize. We are totally with you and I understand your frustration. We uh, we have reached out to Richemont to do what we can there. They have firmly stood their ground, at least for the moment. I really think that at some point, we're going to have a face to face with Richemont because my commitment is to all the shareholders and, you know, at this stage this is such an overhang to all the common shareholders that we, you know, we're going to have to deal with this at some future point. We also, what the good news is, we are allowed by both Delaware law and the way that agreement was put in place, to put, to invest in our operation, to do everything prudent to grow the business and be a strong viable direct marketing company and not pay them back a nickel. So the good news is, I would offer is, is that we are committed to that, and that's our first priority is to make the Company as healthy as possible and frankly to create value for all shareholders.


                    We're painfully aware of the Richemont situation. I talk to them every week, to their investment bank, and, you know, I encourage them at every step of the way to come up with creative ideas to exit their investment. That's what they want to do, but we can't let them exit, we can't pay them, at this point, nearly $100 million. We can't pay them $100 million. Nor should we. It would not be the prudent thing to do even if we had the money.

DAVID SMITH:        All right. Well, thank you for answering my questions and
                    listening to my frustration.

ED LAMBERT:         David, thank you for your time and your interest. We
                    appreciate it.

DAVID SMITH:        Thank you.

OPERATOR:           We have a question coming from Kyle Krueger of Apollo
                    Capital. Sir please pose your question.

KYLE KRUGER:        Good morning, Ed. Good morning, Tom.

TOM SHULL:          Good morning, Kyle. How are you?

ED LAMBERT:         Hi Kyle.

KYLE KRUEGER:       All right. What was circulation in the quarter?

ED LAMBERT:         The circulation for the quarter, you will find, I believe, in our 10-K.

KYLE KRUEGER:       OK. Yes, I haven't gone through it yet. What is that number?

ED LAMBERT:         I don't have that number in front of me.

KYLE KRUEGER:       Oh, you don't, OK. Any - what's the prospect as it relates to, you know, when circulation may bottom? I mean any
                    thought on that and I realize it's a function of the economy and you know, a whole host of variables but. . . .

TOM SHULL:          We think we're very close to the bottom now. We - but you
                    know, again, the economy continues to be - to soften even more, which is what we hear. I mean again, as I mentioned, today's paper says consumer confidence is at a 10-year low.
                    I can't...

KYLE KRUEGER:       Hello. Hello.

OPERATOR:           Hello, sir.

KYLE KRUEGER:       Hello. Yes.

OPERATOR:           Just hold one moment, please. Thank you for your patience
                    and please remain on the line, your teleconference will resume momentarily. Once again, we do thank you for your patience and ask that you please remain on the line; your teleconference will resume momentarily. Thank you.

                    Once again, we do thank you for your patience and please remain on the line, your Hanover teleconference will resume momentarily. Again, thank you for your patience and please remain on the line, your Hanover teleconference will resume momentarily.

ED LAMBERT:         Hello.



OPERATOR:           Mr. Lambert, you may resume.



ED LAMBERT:         Thank you. This is Ed Lambert. Sorry. I inadvertently kicked something under the table and disconnected our speakerphone, so sorry for the interruption.

                    I was addressing Kyle's question with regard to circulation and, Kyle, the point we wanted to make on that is circulation is somewhat driven by the overall economic climate. But, it's also driven, as we've said, from a conscious strategy, to shift, as our customers shift, over to the internet, to the extent the percentage of our sales and revenues coming through the internet relative to catalog, and a lot of our catalog customers shift based on their own preferences to an internet transaction. Circulation may be coming down for that reason itself. So it's not just driven by the overall economic climate.

                    Tom, did you want to add anything to that?

TOM SHULL:          No. I just, I don't know if you heard part of our response.
                    I'm not sure whether we were cut off Kyle, but, I would suggest, that one of the challenges we face is as you know in previous calls, we've talked about the fact that the, we thought the, M&A market and the economy in general would recover the first quarter of this year. That has not materialized and, by the way, that was based on the advice of many investment bankers that they thought the first quarter of this year would be the turn around. And that just hasn't materialized. I hesitate to give any prediction now given the war situation, and not knowing how long that's going to last. You know, obviously, I hope this is going to be a quick war and we, if anything, that would be the stimulus for, as in Desert Storm, a stimulus for a recovery.
                    So that would be our hope, but I don't, you know, I can't predict when that will happen.

KYLE KRUEGER:       I guess what I'm trying to get at, too, Tom, is that, I
                    mean, it's been a while since you have, you know, I don't know exactly how many quarters, I mean, clearly we've started to, clearly we've started to anniversary the comparisons where you implemented the strategy of, you know, going after more profitable circulation. So at some point, you know, provided there wasn't a fundamental issue, with, you know, the products or, or, the customers, that you would expect, you know, within a very short time after that anniversary, if the business was in good health, that it would bottom. I guess that's what I'm trying to get to.

ED LAMBERT:         But, Kyle, to that point, and that's why you've got to focus on the migration of customer behavior from the catalog to the internet. The brands are strong - doing very well, but this is a change in customer behavior. So it's not driven by the economic climate - it is driven by that, and, but not as much, by changes in customer behavior.

KYLE KRUEGER:       Are the web sales at this point, Ed, primarily
                    cannibalization from the catalogs then?

ED LAMBERT:         Nope. Some of it is, but a lot of it is, also, we think, new customers coming in as well.

TOM SHULL:          In fact, our more recent experience in terms of growth on
                    the internet have been new customers, primarily new customers. The vast majority have been new customers. Which would indicate that those customers prefer to shop on the internet. We're seeing a shift in that regard that's fairly dramatic relative to what was out there two years ago.

KYLE KRUEGER:       Yeah?

TOM SHULL:          That's why, you know, we've got to sort of re-think it all, which we are, and we're testing all kinds of formats in terms of catalog and other ways to generate sales like emails, and those kinds of things, on the internet without having to send out catalogs. The biggest cost is when we have an internet sale, we do send a catalog in the package that goes to the customer. It's called a bounce back, as you know. That's what all of my, what all direct marketing companies do. What we are exploring are all kinds of venues including smaller catalogs, different catalogs, different forms of advertising to those customers to generate a sale back on the internet versus a catalog sale, so we can significantly cut catalog costs that were related to the internet customer. That's where the primary strategy that we have to determine, now, there aren't any examples out there because there aren't any companies, that, you know, they're all, we're all in the same boat as all of our competitors and they're grappling with the same issue. And it's actually good news because it's an opportunity for us to significantly cut catalog costs and improve our EBITDA.



KYLE KRUEGER:       Yeah, understood. What is your current 12 month file?

TOM SHULL:          We don't actually...

ED LAMBERT:         I don't think we...

TOM SHULL:          We don't publish that information unfortunately. I'd like to tell you, but we don't publish that information.

ED LAMBERT:         You'll find it in the 10-K in reference to a different time period. But we don't really focus on sharing that information.

KYLE KRUEGER:       Has that number been going down?

ED LAMBERT:         No.  I mean, first of all, it depends on the division.

KYLE KRUEGER:       Yeah right.

ED LAMBERT:         But, in general, no.

TOM SHULL:          In our strong catalogs, the 12 month file continues to
                    increase. And with, with, in the companies that are not doing as well, or where we, to your point, haven't necessarily found that bottom in terms of the circulation strategy, the files have declined. But, what's interesting is the decline on the catalog side is less than the growth on the internet side in terms of our file. So, you know, we had the way out of this, which is, as we grow the file due to internet customers, we will, you know, basically tip the balance toward significant growth going forward.

KYLE KRUEGER:       Right. Right. Yeah, I mean at some point, circulation in the catalogs ought to bottom, revenues there ought to be neutral and if you're picking up a lot of non-cannibalized, or new customers off the net, which ought to offer significantly higher margins than the catalog does. I mean you ought to have a situation where you start to see an increase in sales driven primarily by the migration of customers both new and old onto the internet with a stable platform associated with a catalog with dramatically higher margins.

TOM SHULL:          OK. All that is true Kyle and we'll just mention that the .
                    . .

KYLE KRUEGER:       My question is when do we get to that point, I guess.

TOM SHULL:          The dilemma is that we see significant growth on the
                    internet but imagine what the internet growth would be if we didn't have a soft economy. So, in other words, if you had, we're going at 30% plus on the internet, if we had a strong economy, I've got to believe that number would be closer to 40% or 50%. We would achieve your point of equilibrium a lot faster in that scenario than we are today because the economy remains soft and we don't see at this point a light at the end of the tunnel. That's the problem. I would love to be able to say, you know, everyone predicts, including the Fed and everyone else did in the summer, there's going to be a full recovery. I don't see anybody making those predictions right now. But the good news is, as I said, and I don't want to diminish this point, our growth on the internet continues to be very promising, over 30%, so we're going to feel our way out of this, but you know, I think its fair to say, until the economy stabilizes, I can't make a prediction.

KYLE KRUEGER:       Yeah, yeah. And, I don't mean to hog the call, but is there big dispersion amongst the different brands as it relates to circulation? I mean is there, one big property that's in, you know, a free fall where you can't find the bottom while the rest of them are relatively stable? Are there other catalogs growing? Can you kind of characterize that generally?

TOM SHULL:          I can tell you that our biggest challenge two years ago was
                    Domestications.

KYLE KRUEGER:       Yeah.

TOM SHULL:          That has stabilized. But we reduced circulation
                    significantly there, by choice. We have on that property, it's not nearly as bad as it was, but we have not reached equilibrium. The same is true to some extent with Gump's By
                    Mail but the others, we're in solid shape. And I'm talking about Silhouettes, The Company Store and International Male.
                    The two that are still somewhat problematic for different reasons are Gump's By Mail and it's problematic because it's in the luxury space and, you know, frankly, they sort of lost their way three or four years ago. They departed away from the retail brand called Gump's and there wasn't a consistent message. Now that we've integrated
                    Gump's Retail and Gump's By Mail, we are seeing significant improvement. But we're not, you know, it's certainly stabilized, but, you know, it's not where I'd like to see it in terms of full profitability, we're probably a year away there. With Domestications, we've pretty well stabilized it, but it's fraying because the competitive pressure there is very different from The Company Store that competes, you know, directly head to head with JC Penny and Brylane and others who are facing the same soft economic issues as we are. As you know JC Penny's was down 20% last year in their direct marketing business. And that includes pretty decent performance on the internet. So they are facing and Brylane, we believe, although the numbers aren't public, is facing a very similar kind of decline but, that really, is as much an issue for us in Domestications as for them. That particular segment is very soft.

KYLE KRUEGER:       Yeah. I would have thought that given the weather and some of the other factors, that The Company Store would have had kind of a banner quarter.

TOM SHULL:          They had a very, very good quarter. . .

ED LAMBERT:         An outstanding year as a whole . . .

KYLE KRUEGER:       Judging by my wife's expenditures, I mean, sales should . .
                    .

TOM SHULL:          Last year, I think last year's performance for The Company
                    Store was the best in its history. I'd have to check going back ten years, I guess, but, certainly in the last five years, The Company Store, it was by far its best year. It is a very strong brand, and a very dominant brand in its segment. But unfortunately we have to deal with these other brands that we don't, what we've learned as we've done our strategic analysis is that we lack focus and scale. If you look at Lands End, it has both a highly focused company with a lot of scale, was over $1.3 billion in sales. The Company
                    Store has the promise to do that and that is one of the reasons we combined The Company Store with Domestications to get the scale in the home segment and that appears to be working very, very well. At this point, we have $300,000,000 in sales in that segment and, with the two together, that's a very strong and profitable story. Unfortunately, with the other brands, there isn't quite the story isn't quite as strong.

KYLE KREUGER:       Yea, that's what I am trying to get out. Let me ask you a
                    question, not to belabor that point anymore. On the G&A line, G&A up for the quarter, part of that is related to this on-going litigation settlement. Are we pretty much tapped out on being able to further reduce the G&A line in the absence of sales volume increases?

TOM SHULL:          Not at all. We continue to aggressively pursue that. As I
                    mentioned earlier, we cut way over a $1 million in payroll of senior...the senior level payroll. But overall, the G&A expenses were reduced by $4.5 million or three hundred positions. But twelve positions were at the director and above level last year. So that is very positive. We continue to do that. Let me give you some examples of where we run into a little bit of a problem. For example, we still have the Weehawken and Edgewater space.
                    Amazingly enough, in the summer of 2000, this company was looking for more space. Fortunately, there wasn't space in the summer of 2000; otherwise, we would have been burdened with an even greater liability as it relates to office space.

KYLE KREUGER:       Yeah.

TOM SHULL:          We have taken the write down. So that's done. In other
                    words, if we are fortunate enough to sublease any of that space in the next two years, then we would actually see a gain. But we are at this point taking a conservative approach, by the way, against the advice of our real estate advisers. We have said that basically we take the conservative approach on - that liability. They have said they think that they don't know with any probability whether they might be able to sublease it in the next 2 years. We can't guarantee that. So we are taking that hit now, which I think is the conservative, prudent approach. But that is an example of where, with several million dollars of liability that we can't take off the books, they will become a non-issue until two years out.

KYLE KREUGER:       Yeah, let me ask you, and then, I promise, this is the last question. Tom, your group came in and has done, like the first caller said, "brilliant job in turning around the Company." That is what you do. I would imagine that you envisioned a significantly shorter length of assignment.
                    Part of that was derailed by 9/11 and the lack of the ability to sell off assets advantageously, restructure the Company, sell it or bring in a full time operator. So you are kind of stuck here. In the mean time while the sector in which you provide services for is sort of booming -- the restructuring and turn around sector...and the world is kind of passing you by in that respect. What are your general thoughts on that issue?

TOM SHULL:          Well, I would just say that I still have a lot of work to do here. I am an employee of the Company and have an employment contract as does Ed Lambert and the other myriad people who have a very modest amount of consulting that is being provided by one other gentleman, called Paul Jen, but otherwise Ed and I are employees of the Company and fully committed to this strategy that includes restructuring the balance sheet and our hope is that we will get to the point that we will achieve that in the next 2 years.

ED LAMBERT:         Let me, if I may, add a point to that.

                    We do not consider ourselves stuck here in any way, shape or form. This is one of the finest management teams I have worked with. It's a fine set of employees, and it's a great set of brands. This is a company that has great long term potential.

KYLE KRUEGER:       "Stuck" was the wrong word, Ed.

ED LAMBERT:         Ok, but it's an important point. To your point, Kyle...I
                    don't want to speak for Tom, both of us think this is a great opportunity. This brand, this company has a great potential upside.

TOM SHULL:          Has a great future. The problem is we are in a kind of a
                    time warp here because of the Preferred.

ED LAMBERT:         Yes.  Right.

TOM SHULL:          And naturally the biggest issue and all the value
                    of...unfortunately at this point...not all the value, but a significant portion of the value, is going to the Preferred.


KYLE KRUEGER:       I think that is the disappointing... I don't want to speak for him, but this is the reaction of disappointment that a couple of the last callers had. I mean if you look at the value of the Preferred in relation to EBITDA, we are pushing, the Preferred alone is 7 times EBITDA before you get any long term debt that you would pay off. So you get ultimately some equity value for the common equity shareholders.

TOM SHULL:          No, that is exactly the dilemma. No, there is no question
                    that it is a challenge. Other than to say that it does cap, and we will be negotiating on behalf of the shareholders at the time when Richemont is prepared to come to the table with a response to some of the ideas we put forward to them.
                    We are open to anything that they might come forward that is reasonable and provides us recovery -- you know, a fair recovery -- to the common shareholder. So I put that out publicly today. We would love to entertain from Richemont a reasonable response to our many suggestions to them as to how we can help their investment.

KYLE KRUEGER:       Yeah, OK. Good luck and I apologize for monopolizing...

TOM SHULL:          No, very good questions, thank you.

OPERATOR:           We have another question, David Smith from Smith Capital.
                    Sir, please pose your question.

D. SMITH:           Two quick ones. What do you think the cost savings will be on the integration of the two Company Store and Domestications divisions?

ED LAMBERT:         On the order of $1.5 million.

D. SMITH:           OK. Two, you didn't mention Silhouettes as a potential sale candidate. Is that something I missed?

TOM SHULL:          No, we don't believe at the time, given the market, that we should look at that. There were expressions of interest from several parties for that property. All of which were in the below current EBITDA averages and it wouldn't be a prudent thing to do, because, basically, with the exception of being able to hold back a modest amount of cash from that transaction for the operation of the Company, all of the cash would go to Richemont. At this stage, given it is such a low value, it would, if anything, just lower the value that the common shareholder has in the Company. It dilutes the common shareholders.

D. SMITH:           Could you comment on two things. And that will be it for me.

TOM SHULL:          Sure.

D. SMITH:           One is the impact...how is Silhouettes doing? It just seems to me that the demographics for that particular brand have got to be just incredible for the Unites States especially from the internet side of the house and, two, I may have missed it because I was cut off, sort of the general tenor of what this quarter is shaping up to be?

TOM SHULL:          Silhouettes continues to perform very well. It is obviously though in a segment that is affected by the economy as most of our brands are. So I would say it is performing very
                    well, and I would say, vis-a-vis our competitors, it is
                    doing really well. And you are right, it is well positioned.
                    The plus size apparel market is very strong. It is doing
                    very well on Amazon. In fact, if you go to the Amazon site, and you put in "plus size apparel," it should appear on most days as one of the top three items on that site, and the top items are typically Silhouettes items, and often Silhouettes is highlighted on the home page of plus size apparel which is very positive and continues to do very well. It...the
                    growth on the internet . . . . will take time, but the
                    acceleration of the growth there is very formidable.

D. SMITH:           And the quarter? How it is going to look this time?

ED LAMBERT:         I think the ..we have shared that the economic climate right now is very soft, but we are not going to be commenting on any forecasts for this particular quarter. We will be sharing that with you soon enough in May. But we are on track with where we want to be.

D. SMITH:           You are on track with where you want to be, I can't dispute it, can I? Thank you.

OPERATOR:           We have a question coming from Michael Angerman of Storm
                    Inc. Sir, please pose your question.

M. ANGERMAN:        Hi. I have a couple of comments and two questions. First of all, actually, I think you guys are doing a really good job, I am impressed with what you have done in the turn around and I really think the key is patience. As a long-term investor, I look out over the next 5 to 10 years, and I am not really worried about the next couple of quarters. So as long as you guys, and it sounds like you have the same point of view, so that is great. The two questions are: the first question is, can you quickly review for the people on the call exactly how much money you are paying Richemont on an annual basis? Just give us a highlight of how that is dragging the Company down from a cash flow basis and how that would change in 2005 and how much money that would free up? The second question is, could you give us just as much information as you can tell us, what your long-term view is?
                    How you are going to change the Company possibly based on the internet information you have right now? If you look at your deal with Amazon, what is your strategy going forward, just high level how you are going to view the internet as part of your business model going forward? Thank you.

ED LAMBERT:         Thank you and I will address your first question. It is
                    important to point out that the dividend accretion to
                    Richemont is on a non-cash basis. There is no cash that is flowing to Richemont. You will only see it in terms of
                    accretion as a difference between our P/L between the net
                    loss and once you take out the accretion then that loss
                    applicable to the common shareholders. Where we are right
                    now is just over $100,000,000 on the balance sheet. As a
                    result, that will continue to accrete, and there is a
                    schedule in the 10-K that shows, essentially there is a
                    redemption price that goes up once a quarter and you will
                    see that schedule so that it maxes...it tops out . . . . at
                    $146 million in August of 2005. But there are no cash payments to Richemont through that date.

                    With regard to your second question, in terms of the long term view on the internet. I will try to answer and understand the nature of your question. But we... we are not trying to force one way or another, what we are trying to do is understand and follow our customers' behavior. Certainly from a profitability stand point, we would like to be able to serve the internet to the extent that there is some lower telemarketing costs. As long as we don't circulate catalogs, there's lower cost there.

                    But, what we want to do is best serve our customers. And, some of our customers are going to want to be solely catalog, some of our customers are going to want to be solely internet, and there's going to be a great group of our customers that are going to want to utilize both. And, so, what we're going to be trying to do is follow the needs and desires of our customers in that regard.

MICHAEL             OK. Thanks. As far as the Richemont question, so basically
ANGERMAN:           what you're saying then is, at the cap, all you're going to do is give them $146 million and then it's a done, and then it's done?

ED LAMBERT:         We won't be giving them $146 million. We'll have that
                    obligation on the balance sheet, and I would refer you to the 8-K we published in November that explicitly outlines our intentions, in terms of what we intend to do in that time, which is, we're going to focus on serving the needs of the Company, its vendors, and its customers.

TOM SHULL:          Under Delaware law we as management and as the Board have an obligation to ensure that the Company is healthy and we pursue all the operating initiatives that are ordinary course in a, you know, an aggressive way before we repay
                    Richemont.

MICHAEL             OK. So I still don't understand the Richemont thing
ANGERMAN:           completely because you haven't really explained it to me.

TOM SHULL:          Sure.

MICHAEL             $146 million cap, what does that mean? How do they get their
ANGERMAN:           money back if. . . .?

TOM SHULL:          Well it sits on our balance sheet at that point basically as a debt, an obligation to them.

MICHAEL             OK.
ANGERMAN:


TOM SHULL:          We will continue to grow the Company and again, in the
                    ordinary course, aggressively pursue our strategies that we're outlining here and others, as we identify them. And, you know, when we can, when we are in a position to repay them, we will, but not until then.

MICHAEL             OK. So basically when it caps out at $146 million, at that
ANGERMAN:           point in time it shows as a debt to them as $146 million?
                    Does that mean, and I'm just trying to understand this, does that mean for like another five years after that point in time you owe them $146 million and you have no obligation to pay them for the next five years, et cetera?

TOM SHULL:          That is correct provided, you know, unless for some reason we, you know, somebody bought the Company. You know, say, at that point, somebody comes in and writes a check for $500 million then we would probably pay them $146 million and the rest would go to paying back Congress and to the common shareholder. So the idea that - the issue here is that -- it stays at $146 million. The value that is created in that five-year period beyond 2005 is all value that goes to the common shareholder. That's why we shouldn't be in a position to be anxious to sell the Company at that point only because the value that gets created and unless, again, there's a strategic partner that comes along and writes a big check.
                    Of course, we would applaud that.

                    The issue, though, is that, at that point, we are not going to be incentivized to sell the Company because internal growth, you know, we'll have that on the balance sheet but there's no, it's almost like public debt at that point. You know, there's no interest.

MICHAEL             So basically what I'm hearing you say is, as an investor and
ANGERMAN:           long-term shareholder, if I'm interested in holding on to
                    this investment for another ten years, from my point of view, right now, I don't see any incentive at all why not. I mean your strategy seems right. Let the $146 million caps out. You're taking a long-term view. After that point in time, all the value goes to the shareholders, so there's really no incentive to. Why is there incentive right now to make a deal with Richemont ? Why not ..?

TOM SHULL:          That is exactly the dilemma we face because there are
                    shareholders that would like to cash out sooner. We don't have the liquidity to allow them to do that. It's, you know, obviously not something that is possible. And also, you know, as you look out into 2005, which is just two years away. You know, at that point, significant value gets created for the common shareholders, so that, for us, as management and as the Board, we face a real dilemma here because we are interested in creating long-term value for our common shareholders. We're totally committed to that.

                    And, as you look at this scenario, which, you know, we all inherited for the most part, it is more logical for us to wait, be patient and to create long-term value, unless someone shows up with a big check. And I'm not saying, I'm not foreclosing that. And as the M&A market really recovers, then, you bet, we're going to aggressively pursue the strategic buyers for all of our assets to create value, to maximize shareholder value.

                    I'm talking about, you know, if M&A market recovers to back to where it was in, you know, say, 2000 then, I think, it would be prudent for us to explore all kinds of options at that point as it relates to a sale of assets to maximize shareholder value.

ED LAMBERT:         But let me add, just to address part of your question
                    regarding why we've had discussions with Richemont, remember, we have an obligation to Richemont. They are a shareholder in the Preferred and we have obligations to Preferred just like we have obligations to the common.
                    Therefore, we have engaged in discussions with them to see if there is some mutual interest on something that serves their interest and serves the interest of the Company and all of its shareholders. And, we'll continue to explore that, to the extent we can try to create value.

                    All we're pointing out is that just the nature of this Preferred is that, come the summer of 2005, you know, under Delaware law, we are going to make sure we fund the operations of the business. We're going to fund our needs. Take care of our customers. Take care of our vendors. And that comes first.

TOM SHULL:          Again, as I said, I'll reiterate it. Beyond ordinary course cash, we will be paying back Richemont, so let me make it real clear.

MICHAEL             I missed that point. Could you say that one more ..?
ANGERMAN:

TOM SHULL:          Cash that we receive that's beyond ordinary course, say for example someone shows up in 2005 with a check for $200 million for Silhouettes. We would likely entertain that offer if at the time it made sense and we did the, you know, we obviously would get a fairness opinion. We would look at that. But a big chunk of that cash would at that point go to pay back Richemont. And we would have an obligation to Richemont to do so. So that's what I'm saying. That's not in the ordinary course.

                    What I mean was, as we invest in IT, you know, to build our Internet sales, as we pursue, you know, aggressively our strategies on the catalog side, you know, almost all that investment we could do without having any requirement to pay Richemont, but, it's even more than that. We don't actually have a ...

ED LAMBERT:         And I would just add, I would just encourage all the ...

TOM SHULL:          Yes. Let me just and I need to be real clear about this. We have a contractual obligation to Richemont in August of 2005. But we, under Delaware law, if we cannot pay them we, it would be illegal for us to pay them if we take money out of what we have for ordinary course and attempt to pay that back. That's what I'm saying.

ED LAMBERT:         I would just encourage everyone to refer again to the 8-K in
                    November as well as the information that's in the 10-K on this.

MICHAEL             OK. One final question on this subject; you guys have been
ANGERMAN:           incredibly patient and I really appreciate it. As a
                    long-term investor/shareholder, if I'm going to hold this stock for 10 years or 15 years or whatever and you look at the Company from a long-term point of view, I don't actually see, when I look at your explanation, any risk right now in owing Richemont $146 million if you look at it over a 10-year time frame.

TOM SHULL:          That's exactly right. I would agree with that
                    wholeheartedly, that conclusion.

MICHAEL ANGERMAN:   Thank you very much.

OPERATOR:           We also have a question coming from Christopher Pannarel.
                    Sir, please pose your question.

CHRISTOPHER         Hi guys, just one final question kind of in conjunction with
PANNAREL:           the last caller. From a long-term point of view, what is the goal here at the end of the day, I mean as you see it as best you can kind of forecast, it this early in the game?
                    How do you see it going past 2005 when the preferred is cash? Is the idea here now that you're building a strong
                    Internet business to sort of market the Company as a whole to someone like USA Interactive, who has obviously stated, numerous times, they're interested in increasing their Internet exposure? Or, is it just to keep growing as it is and hope that the value to the common shareholders materializes that way?

TOM SHULL:          I'm going to let Ed answer that. But, let me just say - let me give you an example of what's going on that gives you an indicator of where we'll be in five years. With Amazon, we have 30 million, you know, people visiting Amazon. We only have 5.5 million visitors. What would we attempt to, in our very strong brands - the five we have - is to become the destination of choice, on the Internet, for plus size, for, you know, high-end gift, in the case of Gump's, plus size, being Silhouettes, for the home with The Company Store
                    Group, and, obviously, for men's apparel in that segment for International Male.

                    So, those - our goal is to become the destination of choice, through partnerships like Amazon and affiliate programs, and all the things we do to create brand equity in those four segments, to position us to be the very best, you know. And, again, the destination of choice on the Internet, notwithstanding the fact that our catalog sales, we believe, will still be strong at that point. But, the focus is going to be on growing Internet, because it's more profitable, and that appears to be where the consumer is moving, in terms of the preferred shopping experience.

                    Ed ...

ED LAMBERT:         Let me just add, to sort of put in the context of where
                    we've come in the last two years. There's an operational element - there's a strategic element. As you can see from our results, we've accomplished a tremendous amount, in terms of the last years operationally. We will continue, because, again the strength of this management team, is to continue to push on the operational front. But, to Tom's point, at some point, there's some fundamental strategic things that we are also focusing on, where I think the long-term potential is - one is in the shift to the Internet. Two, is what we've already shared with you before, in terms of, particularly in the catalog world, what we need is scale and focus.

                    If you look at - we're now at about three-percent EBITDA - at a percent of sales up around three percent. If you look at the sort of upper quintile performance, that's at eight and 10 percent. The difference between this Company and those companies is scale and focus. And, so, as we continue to push on the operational side, we will look and explore all options with this Company, with its collection of assets, with its balance sheet, and with potential partners, to get scale and focus, and get the type of performance that we think these brands are capable of.

CHRISTOPHER         OK, great. And, just in conjunction with that, at the end of
PANNAREL:           the day, when hopefully the economy is in better shape -
                    two, three, four - however long it takes - then do you think you'll receive the kind of multiple that - you know, like a Lands End, or someone like that has received?

TOM SHULL:          That's certainly our goal. And, you know, it may take a
                    combination of internal growth, and, at the point where we're stronger, acquisition of, you know, properties that are compatible with our various segments. So, you know, I think at some point we would really look to an acquisition strategy when we're stronger, but we're not at that point.
                    Financially we're just not at that point yet.

CHRISTOPHER         OK, thanks.
PANNAREL:

OPERATOR:           We have a question coming from Manny Argerakis of Tristate
                    Capital. Sir, please pose your question.

MANNY               Yes, I have one fast question. Maybe I'm missing something,
ARGERAKIS:          but as I understand it, we currently owe Richemont $100
                    million, and in 2005 it's going to jump to $146 million.
                    Isn't this kind of usury?

ED LAMBERT:         I don't want to comment on that. I think - you know, if you have questions with regards to Richemont, it's best answered by looking at the information that's in the 10-K.

MANNY ARGERAKIS:    OK. But, can you explain to me how it jumps up $46 million?
                    In other words, a 50% increase in two years, without getting additional funds from them?

ED LAMBERT:         You'll see a schedule in there - in the 10-K, it explains
                    the schedule, where that is a gradual increase involved, and not a step function increase. It'll also give you the context that this Preferred B replaced the Preferred A. So, again, I think it's best to go through and look - do a complete reading of that, and I think that will address your question.

MANNY               OK. But, you can't do it over the phone right now?
ARGERAKIS:

EDLAMBERT:          Well, I can point out the Series B Preferred shares were the result of an agreement in 2001 that basically transferred the Series A Preferred shares. I'll point out that that transaction gave a significant benefit to the common shareholders, because there was - where Richemont gave up a large number of common shares ...

TOM SHULL:          Seventy-four ...

ED LAMBERT:         ... seventy-four million in shares. So, again, I think to
                    set it all in context is a very - there's a lot of details in there and, I think to do it justice, I would encourage all listeners - all readers - to look at the discussion in the 10-K.

TOM SHULL:          And, although I wasn't here in August of 2000, it's
                    certainly my understanding that the Company really had no alternative in August of 2000, in terms of financing its continued operations, other than the Richemont transaction.
                    That is my understanding, although, again, I wasn't here at the time, but it is my belief that the Company explored other - as many options as they could, for financing the operations, and the only alternative they had was the Preferred A, which was, again, replaced by the Preferred B, on a better basis, and that's where we are today.

MANNY               OK, thank you. Keep up the good work and I hope someday
ARGERAKIS:          we'll see some profits here.

TOM SHULL:          Thank you.

OPERATOR:           Gentlemen, there appear to be no further questions at this time.

ED LAMBERT:         OK. We thank you all very much for your time and your
                    interest. We would look forward to talking to you again in a couple of months, when we share the results from the first quarter, and thank you for your support of the Company.



The conference call ended at 11:12 a.m. Eastern Time.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      HANOVER DIRECT, INC.
                                    -----------------------------
                                           (Registrant)

March 27, 2003                      By:  /s/ Edward M. Lambert
                                    ------------------------------

                                      Name:     Edward M. Lambert
                                      Title:    Executive Vice President and
                                                Chief Financial Officer